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                                                                    EXHIBIT 99.1

                               February 15, 2001


Via Messenger

PERSONAL & CONFIDENTIAL

Mr. S. Craig Tompkins
Craig Corporation
555 South Hope Street, Suite 1825
Los Angeles, CA 90071

Dear Craig:

     This letter is being delivered to you in your capacity as chairman of a Special Committee of the Board of Directors of G & L Realty Corp. (the "Company") that has been formed to consider our proposal to acquire all the outstanding shares of common stock, par value $.01, of the Company not already owned by us.

     At your request and on the basis of discussions with you and your financial advisors, we have prepared and enclosed a Term Sheet that supplements our letter to the Board of Directors dated November 30, 2000. In this Term Sheet we have outlined in general terms the transaction we now propose, including a more detailed description of the structure and an increase in the price from that set forth in our November 30th letter. You should be aware that the price that we propose assumes that the other terms set forth in the Term Sheet are acceptable.

     As before, we are prepared to move promptly in connection with this matter and are prepared to meet with you and other members of the Special Committee to discuss our proposal and to answer any questions.


                                          Sincerely yours,

                                          /s/ Daniel M. Gottlieb
                                          Daniel M. Gottlieb

                                          /s/ Steven D. Lebowitz
                                          Steven D. Lebowitz